EXHIBIT 10-29
Tuesday, August 2nd, 2016

Dear Sharon,

As you know, subject to certain regulatory approvals and other terms and conditions, Gannett will acquire ReachLocal in a transaction whereby ReachLocal will become a wholly owned subsidiary of Gannett. The transaction is expected to close in August.

I want to take this opportunity to welcome you to the Gannett team and confirm your post-acquisition position with ReachLocal. Specifically, I am pleased to outline the following details of your role and compensation that will become effective after closing.

Position:	Chief Executive Officer - ReachLocal, Inc.

Annual Base Salary:     $550,000 USD

Annual Bonus:
You will be eligible to participate in an annual bonus plan for 2016 contingent upon your performance and company performance, as well as the availability of funds in the bonus pool. Your target annual bonus percentage is 120% of your base salary. Beginning with the 2017 annual bonus plan year, your annual incentive target will be adjusted to 75% of your then base salary.

Long-term Incentive:
You will be eligible for an annual long-term incentive compensation grant, based on an effective date of January 2017, subject to the terms and guidelines in place at that time of the grant, as determined and approved by the Executive Compensation Committee of the Gannett Board of Directors. For your current job level, the typical forms of award include a combination of TSRs (performance share awards) and restricted share units (RSUs).

You will also be eligible for a prorated 2016 long-term incentive compensation grant after close, based on Gannett’s current LTI program and guidelines, as determined and approved by the Executive Compensation Committee of the Gannett Board of Directors, with an approximate value of $145,830 as of the date of grant. This amount is determined based on your job level in accordance with the current Gannett LTI program guidelines and reflects a monthly mid-cycle proration of 42% of the annual target grant value, based on an estimated close date of August 9, 2016 through December 31, 2016.

The long-term incentive awards will be subject to the terms and conditions of the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan and the pertinent award agreements, which will be provided to you when the awards are granted.

Retention Award:
You will be eligible for a one-time retention award in the form of cash and equity (stock) in the total value of $1,650,000 as of the date of grant, subject to the terms and guidelines as determined and approved by the Executive Compensation Committee of the Gannett Board of Directors. The retention award will be paid out over a 3-year period beginning from a specified date after the closing as long as you remain an active employee, in good standing with the Company at the time of vest or payout. Generally, in the event of your voluntary termination from the Company, any unvested equity and unpaid cash awards related to this retention award will be forfeited as of the effective date of your termination. If your employment is involuntarily terminated by the Company without “Cause” (as defined in the award agreements), you will become full vested in the unvested portion of your retention cash and equity awards. Your retention package will also vest if you are required to report to anyone below the position of Gannett’s Chief Executive Officer, or there is a diminution in your job scope where you no longer directly or indirectly manage the Product and Sales teams of ReachLocal.

The vesting and payout schedule are detailed below.

		Payout or Vest Interval
	Value	Interval #1 – 1 Year Anniversary of Close	Interval #2 – 2 Year Anniversary of Close	Interval #3 – 3 Year Anniversary of Close
50% Cash	$825,000	25% or $206,250	25% or $206,250	50% or $412,500

50% Stock	$825,000*	25% or $206,250*	25% or $206,250*	50% or $412,500*
Total	$1,650,000	$412,500	$412,500	$825,000

* The actual value of the stock award will depend on the value of Gannett shares at the time of payment.

The long-term incentive and retention awards will be subject to the terms and conditions of the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan and the pertinent award agreements, which will be provided to you when the awards are granted.

In consideration for receiving the retention awards, you must consent to waiving your rights to participate in the ReachLocal, Inc. Amended and Restated Change in Control and Severance Policy for Senior Management (effective as of February 21, 2010) and agree to an amendment to your employment letter.  As a replacement severance plan, you will participate in the Gannett Co., Inc. Executive Severance Plan subject to the approval of the Executive Compensation Committee of the Board of Directors, which provides you with a severance benefit equal to two years of your annual base salary. Your severance rights will be subject to the terms and conditions of such plan, including Gannett’s right to amend or terminate such plan in the future.

Additionally, you will continue to participate in your current vacation and other employee benefit plans as applicable.

Where applicable by Federal, State or Country law, your continued employment is considered “at will” and may be terminated by you or Gannett at any time and for any reason. Gannett reserves the right to amend or terminate its benefit plans and compensation programs and or practices at any time.

All compensation paid to you is subject to applicable taxes and withholding requirements.

We sincerely hope that you will favorably view this confirmation of employment and welcome you as an important member of the Gannett team as we move forward into our future together.

Sincerely,

/s/ David Harmon

David Harmon
Chief People Officer

Acknowledged and Agreed to By:

/s/ Sharon Rowlands    8/11/16

Sharon Rowlands (Signature / Date)

RTN/CIC

EXECUTIVE SEVERANCE